                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Platinum technology, inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                                     LOGO

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 19, 1998

                               ----------------

To the Stockholders of
PLATINUM technology, inc.:

  The Annual Meeting of Stockholders (the "Annual Meeting") of PLATINUM technology, inc. (the "Company") will be held at 10:00 a.m., Chicago time, on Tuesday, May 19, 1998, at the Company's principal executive offices, 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, for the following purposes:

    (1) To elect two Class II directors to the Company's Board of Directors;

    (2) To ratify the appointment by the Company's Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company's financial statements for the year ending December 31, 1998; and

    (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on March 23, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                          By order of the Board of Directors,

                                          /s/ Larry S. Freedman
                                          Larry S. Freedman
                                          Senior Vice President, General
                                          Counsel and Secretary

Oakbrook Terrace, Illinois
April 20, 1998

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE. YOUR PROXY CAN BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED.

                           PLATINUM TECHNOLOGY, INC.
                            1815 SOUTH MEYERS ROAD
                       OAKBROOK TERRACE, ILLINOIS 60181
                                (630) 620-5000

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of PLATINUM technology, inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., Chicago time, on Tuesday, May 19, 1998 at the Company's principal executive offices, 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any adjournments thereof. This Proxy Statement and accompanying form of proxy were first released to stockholders on or about April 20, 1998.

  RECORD DATE AND OUTSTANDING SHARES. The Board of Directors has fixed the close of business on March 23, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 64,844,098 shares of its Common Stock, par value $.001 per share ("Common Stock"). Each of the outstanding shares of Common Stock is entitled to one vote on all matters coming before the Annual Meeting.

  VOTING OF PROXIES. Andrew J. Filipowski and Michael P. Cullinane, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Each of Messrs. Filipowski and Cullinane is an executive officer and director of the Company. The shares represented by each executed and returned proxy will be voted, and such vote will be in accordance with the directions indicated thereon or, if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the specific proposals referred to in this Proxy Statement and specified in the Notice of Annual Meeting, and so far as is known to the Board of Directors, no other matters are to be brought before the Annual Meeting. As to any other business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either
(i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may revoke a previously executed proxy by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

  REQUIRED VOTE. The vote of a plurality of the shares voted in person or by proxy is required to elect the nominees for Class II directors. The affirmative vote of a majority of the shares voted affirmatively or negatively, in person or by proxy, is required to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company's financial statements for the year ended December 31, 1998. Stockholders will not be allowed to cumulate their votes in the election of directors.

  QUORUM; ABSTENTIONS AND BROKER NON-VOTES. The required quorum for the transaction of business at the Annual Meeting will be a majority of the shares of Common Stock issued and outstanding on the Record Date. Abstentions and broker non-votes will be included in determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the voting on either of the two proposals referred to in this Proxy Statement.

  ANNUAL REPORT TO STOCKHOLDERS. The Company's Annual Report to Stockholders for the year ended December 31, 1997, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Board of Directors consists of seven directors. Article Fifth of the Company's Certificate of Incorporation provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, two directors of Class II will be elected, each to be elected for a term of three years expiring at the annual meeting of stockholders in the year 2001. All of the nominees are presently serving as directors of the Company.

  The five directors whose terms of office do not expire in 1998 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below.

  If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board, as the Board recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

NOMINEES

  The names of the nominees for the position of Class II director, together with certain information concerning such nominees, are set forth below:

                                                       POSITION     SERVED AS
   NAME                                          AGE WITH COMPANY DIRECTOR SINCE
   ----                                          --- ------------ --------------
   Arthur P. Frigo(1)(2)........................  56   Director        1997
   Gian Fulgoni(1)..............................  50   Director        1991

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  Mr. Frigo is a private investor and was the owner and Chairman of M.B. Walton, a consumer products company, until its recent sale. He also serves on the Board of Directors of Modagratics, The Levy Organization, Maxrad, Precision Extrusions, LaRabida Children's Hospital and the Landmark Preservation Council of Illinois.

  Mr. Fulgoni is Chief Executive Officer and a director of Information Resources, Inc. ("IRI"), which provides a variety of information services (primarily to consumer packaged goods companies) and computer decision support services. He was elected Chief Executive Officer of IRI in 1991. From 1991 to April 1995, Mr. Fulgoni also served as Chairman of IRI, from 1989 to 1991 he served as its Vice Chairman, and from 1981 to 1989 he was its President.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS.

OTHER DIRECTORS

  The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

                                                                         SERVED AS     TERM
NAME                     AGE           POSITION WITH COMPANY           DIRECTOR SINCE EXPIRES
----                     ---           ---------------------           -------------- -------
Andrew J. Filipowski....  47 President, Chief Executive Officer and         1987       2000
                             Chairman of the Board of Directors
Michael P. Cullinane....  48 Executive Vice President, Chief                1991       1999
                             Financial Officer, Treasurer and
                             Director
Paul L. Humenansky......  40 Executive Vice President-Product               1991       1999
                             Development, Chief Operations Officer
                             and Director
James E. Cowie(1)(2)....  43 Director                                       1989       2000
Steven D. Devick(1)(2)..  46 Director                                       1989       2000

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

  Mr. Filipowski, a founder of the Company, has been President, Chief Executive Officer and Chairman of the Board of Directors since the Company's formation in April 1987. Mr. Filipowski is also a director of Mastering, Inc., System Software Associates, Inc. and Platinum Entertainment, Inc., a publicly held integrated music recording and publishing company.

  Mr. Cullinane joined the Company in March 1988 as Senior Vice President and Chief Financial Officer, and was named Executive Vice President in March 1995. He has also served as the Company's Treasurer since April 1989 and served as its Secretary from April 1989 until October 1995. Mr. Cullinane is also a director of Platinum Entertainment, Inc.

  Mr. Humenansky, a founder of the Company, was appointed Chief Operations Officer of the Company effective January 1993. Mr. Humenansky also serves as Executive Vice President--Product Development, a position he has held since the Company's formation in April 1987. Mr. Humenansky is also a director of Platinum Entertainment, Inc.

  Mr. Cowie has been a General Partner of Frontenac Company, a Chicago-based venture capital firm, since February 1989. Mr. Cowie is also a director of Mastering, Inc., US Servis, Inc. and 3Com Corporation.

  Mr. Devick is currently the President, Chief Executive Officer and Chairman of the Board of Directors of Platinum Entertainment, Inc., which he co-founded in 1992. He is also the Chief Executive Officer of a number of other entities, including DDE, Inc. and Platinum Development, a real estate development firm.

DIRECTOR COMPENSATION

  All non-employee directors of the Company are paid an annual fee of $2,500 and an attendance fee of $1,000 for each Board meeting attended and $500 for each Committee meeting attended if such Committee meeting is not held in conjunction with a meeting of the full Board. In addition, each non-employee director participates in the Amended and Restated PLATINUM technology, inc. 1993 Directors' Stock Option Plan (the "Directors' Plan"). Pursuant to the Directors' Plan, each non-employee director is granted, on the date of each annual meeting after which such director continues to serve on the Board of Directors, an option to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on such date. The Company provides no retirement benefits to non-employee directors. Directors who are also employees of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

MEETINGS

  During the year ended December 31, 1997, the Board of Directors held six formal meetings. Each of the Company's current directors, other than Mr. Fulgoni, attended at least 75% of the aggregate of the total number of meetings held during 1997 by the Board and the total number of meetings held during 1997 by Committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established an Audit Committee and a Compensation Committee. Both the Audit Committee and the Compensation Committee are currently composed entirely of directors who are not officers or employees of the Company. The Company does not have a standing nominating committee.

  The Audit Committee generally has responsibility for recommending independent auditors to the Board of Directors for selection, reviewing the plan and scope of the annual audit, reviewing the Company's audit and control functions and reporting to the full Board of Directors regarding all of the foregoing. The Audit Committee held one formal meeting in 1997.

  The Compensation Committee generally has responsibility for recommending to the Board guidelines and standards relating to the determination of executive compensation, reviewing the Company's executive compensation policies and reporting to the Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Company's incentive compensation plans, which includes establishing performance goals and related cash incentive award opportunities and determining the number (if any) of options to be granted to the Company's executive officers pursuant to such plans, and reporting to the Board of Directors regarding the foregoing. The Compensation Committee conferred by telephone on a number of occasions and held two formal meetings in 1997.

                              EXECUTIVE OFFICERS

  The table below identifies the executive officers of the Company who are not identified in the tables under "Election of Directors--Nominees" and "Other Directors."

             NAME        AGE                      POSITION
             ----        ---                      --------
      Thomas A. Slowey..  37 Executive Vice President--Sales
      Paul A. Tatro.....  41 Executive Vice President--International Operations

  Mr. Slowey has served as Executive Vice President--Sales since joining the Company in March 1988.

  Mr. Tatro joined the Company in October 1987 as Director of Education and was appointed Senior Vice President--Field Support and Affiliates in January 1990, a position he held until March 1995, when he was named Executive Vice President--International Operations.

  The Board of Directors elects executive officers of the Company annually, and such executive officers, subject to the terms of certain employment agreements, serve at the discretion of the Board. Messrs. Filipowski, Cullinane and Humenansky each have employment agreements with the Company. See "Executive Compensation--Employment Agreements." There are no family relationships among any of the directors or executive officers of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934, as amended (the "Act"), requires the Company's officers (as defined under Section 16) and directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Except as set forth below, based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that, during 1997, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons.

  Mr. Filipowski inadvertently failed to timely file a Form 4 for a transaction occurring in December 1996 and a Form 4 for a transaction occurring in December 1997. These transactions were reported on Mr. Filipowski's 1997 Form 5.

  Mr. Humenansky inadvertently failed to timely file a Form 4 for a transaction occurring in December 1996, which transaction was reported on Mr. Humenansky's 1997 Form 5.

                            EXECUTIVE COMPENSATION

  The following table provides information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995 of those persons who were at December 31, 1997 (i) the Chief Executive Officer and (ii) the four other executive officers of the Company (collectively, with the Chief Executive Officer, the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                               ANNUAL        LONG-TERM
                                            COMPENSATION    COMPENSATION
                                         ------------------ ------------
NAME AND PRINCIPAL POSITION                                  AWARDS (1)
---------------------------                                 ------------
                                                             SECURITIES
                                                             UNDERLYING     ALL OTHER
                                          SALARY              OPTIONS    COMPENSATION ($)
                                    YEAR   ($)    BONUS ($)    (#)(2)    ----------------
                                    ---- -------- --------- ------------
Andrew J. Filipowski,               1997 $772,000 $154,400    500,000        $264,590(3)
 President, Chief Executive Officer 1996  702,000      --         --          222,010
 and Chairman of the Board          1995  520,000      --     400,000          54,736
Paul L. Humenansky,                 1997 $508,000 $101,600    300,000        $108,001(4)
 Chief Operations Officer and       1996  462,000      --         --           90,904
 Executive Vice President--         1995  330,000      --     250,000           5,128
 Product Development
Michael P. Cullinane,               1997 $490,000 $ 98,000    250,000        $ 97,150(5)
 Executive Vice President, Chief    1996  445,500      --         --           83,036
 Financial Officer and Treasurer    1995  330,000      --     150,000           6,624
Thomas A. Slowey,                   1997 $300,000 $ 60,000    125,000        $ 22,313(6)
 Executive Vice President--Sales    1996  273,000      --         --           22,171
                                    1995  210,000      --      75,000           1,500
Paul A. Tatro,                      1997 $300,000 $ 60,000    100,000        $ 21,192(7)
 Executive Vice President--         1996  273,000      --         --           21,923
 International Operations           1995  210,000      --      75,000           1,500

--------
(1) None of the Named Officers had any restricted stock holdings as of December 31, 1996.
(2) Except for an option to purchase 25,000 shares of Common Stock granted to Mr. Slowey in January 1997 (the "Slowey Option"), these options were granted in 1996, subject to stockholder approval of an amendment (the "Incentive Plan Amendment") to the PLATINUM technology, inc. Employee Incentive Compensation Plan (the "Incentive Plan"), which approval was obtained at the Company's 1997 annual meeting of stockholders. The Slowey Option was also granted subject to stockholder approval of the Incentive Plan Amendment.
(3) Includes $1,600 in Company matching contributions pursuant to the PLATINUM technology, inc. 401(k) Savings Plan (the "Savings Plan"), $122,494 in premiums paid by the Company for term life and disability insurance, $15,723 in premiums paid by the Company for the term portion of split-dollar life insurance, and $124,773 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by the Company for the split-dollar life insurance.
(4) Includes $1,600 in Company matching contributions pursuant to the Savings Plan, $23,832 in premiums paid by the Company for term life and disability insurance, $4,544 in premiums paid by the Company for the term portion of split-dollar life insurance, and $78,025 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by the Company for the split-dollar life insurance.
(5) Includes $1,600 in Company matching contributions pursuant to the Savings Plan, $28,125 in premiums paid by the Company for term life and disability insurance, $4,946 in premiums paid by the Company for the term portion of split-dollar life insurance, and $62,479 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by the Company for the split-dollar life insurance.

(6) Includes $1,600 in Company matching contributions pursuant to the Savings Plan, $931 in premiums paid by the Company for the term portion of split-dollar life insurance, and $19,782 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by the Company for the split-dollar life insurance.
(7) Includes $1,600 in Company matching contributions pursuant to the Savings Plan, $1,069 in premiums paid by the Company for the term portion of split-dollar life insurance, and $18,523 representing the dollar value of the benefit to the Named Officer of the remainder of the premiums paid by the Company for the split-dollar life insurance.

  OPTION GRANTS IN 1997. The following table provides information on grants of stock options during fiscal 1997 to the Named Officers. No stock appreciation rights were granted to the Named Officers during fiscal 1997.

                             OPTION GRANTS IN 1997

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                   ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                    OPTION TERM(1)
                                              -------------------------            ----------------------
                                              PERCENT OF TOTAL EXERCISE
                         NUMBER OF SECURITIES OPTIONS GRANTED  OR BASE
                          UNDERLYING OPTIONS  TO EMPLOYEES IN   PRICE   EXPIRATION
NAME                        GRANTED (#)(2)     FISCAL YEAR(3)   ($/SH)     DATE      5% ($)     10% ($)
----                     -------------------- ---------------- -------- ---------- ---------- -----------
Andrew J. Filipowski....       500,000              13.6%      $13.6250  10/10/06  $4,284,345 $10,857,371
Paul L. Humenansky......       300,000               8.2        13.6250  10/10/06   2,570,607   6,514,422
Michael P. Cullinane....       250,000               6.8        13.6250  10/10/06   2,142,172   5,428,685
Thomas A. Slowey........       100,000               2.7        13.6250  10/10/06     856,869   2,171,474
                                25,000               0.7        13.5625  01/08/07     213,235     540,378
Paul A. Tatro...........       100,000               2.7        13.6250  10/10/06     856,869   2,171,474

--------
(1) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains will be dependent on the future performance of the Common Stock and the option holder's continued employment throughout the vesting period. The amounts reflected in the table may not necessarily be achieved.
(2) Except for the Slowey Option, these options were granted in 1996, subject to stockholder approval of the Incentive Plan Amendment, which approval was obtained at the Company's 1997 annual meeting of stockholders. The Slowey Option was granted in January 1997, subject to stockholder approval of the Incentive Plan Amendment. These options are all non-qualified stock options. Subject to certain restrictions, these options become exercisable in four equal annual installments, beginning on October 10, 1997, the first anniversary of the date of grant.
(3) The percentages shown do not reflect options granted in 1997 by companies acquired by the Company.

  AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END 1997 OPTION VALUES. The following table provides information on the Named Officers' option exercises in 1997 and unexercised options at December 31, 1997.

      AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END 1997 OPTION VALUES

                                                        NUMBER OF
                                                  SECURITIES UNDERLYING
                                                       UNEXERCISED          VALUE OF UNEXERCISED
                           SHARES                      OPTIONS AT          IN-THE-MONEY OPTIONS AT
                          ACQUIRED                  YEAR-END 1997 (#)       YEAR-END 1997 ($)(1)
                         ON EXERCISE   VALUE    ------------------------- -------------------------
      NAME                   (#)      REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
      ----               ----------- ---------- ----------- ------------- ----------- -------------
Andrew J. Filipowski....      --     $      --   2,082,500     675,000    $37,805,540  $8,862,784
Paul L. Humenansky......   50,000       831,250    697,500     412,500     10,042,188   5,407,813
Michael P. Cullinane....   81,500     1,915,250    617,500     300,000     10,197,438   4,012,500
Thomas A. Slowey........   45,000       670,814    207,782     131,250      3,055,877   1,732,031
Paul A. Tatro...........   46,984       464,690    274,750     156,250      4,639,866   2,099,219

--------
(1) The value per option is calculated by subtracting the exercise price from the closing price of the Common Stock on the Nasdaq National Market on December 31, 1997, which was $28.25.

  EMPLOYMENT AGREEMENTS. Effective March 1, 1991, the Company entered into employment agreements with Messrs. Filipowski, Cullinane and Humenansky. These agreements were amended and restated as of January 1, 1996 with respect to Messrs. Filipowski and Cullinane and October 28, 1997 with respect to Mr. Humenansky. Mr. Filipowski's employment agreement provides for an initial base salary of $702,000 plus bonus compensation. Mr. Cullinane's employment agreement provides for an initial base salary of $445,500 plus bonus compensation. Mr. Humenansky's employment agreement provides for an initial base salary of $508,000 plus bonus compensation. Each of the employment agreements provides that the base salary is subject to review in accordance with the Company's normal practice for executive salary review and cannot be reduced without the consent of the executive. The agreements provide that all bonus arrangements for Messrs. Filipowski, Cullinane and Humenansky are established by the Compensation Committee of the Board of Directors. All of the employment agreements also provide for continuation of salary, bonuses and fringe benefits during the "Payout Period" (as defined below) following the executive's termination of employment with the Company for any reason other than "Good Cause," as defined in such agreements, or if the termination occurs within a certain time period before or after a "Change in Control" (as defined below) of the Company. The Payout Period under the employment agreements for Messrs. Filipowski and Cullinane is five years from the date of termination. The Payout Period under Mr. Humenansky's employment agreement is three years from the date of termination, unless termination is the result of a "Change in Control," in which case, the Payout Period is five years. Under these agreements, a "Change in Control" of the Company includes (a) certain reorganizations, consolidations or mergers of the Company, (b) certain transfers of all or substantially all of the assets of the Company, (c) the approval by the Company's stockholders of a plan of liquidation or dissolution and (d) a change in the Company's Board of Directors such that a majority of the members of the Company Board are not "continuing" directors. In addition, under the employment agreements for Messrs. Filipowski and Cullinane, a "Change in Control" includes a person's becoming the beneficial owner of stock representing more than the greater of (i) 25% of the combined voting power of the Company's then outstanding securities or (ii) the percentage of the combined voting power of the Company's then outstanding securities which equals (A) 10% plus (B) the percentage of the combined voting power of the Company's outstanding securities held by such person on the effective date of their employment agreements. Under Mr. Humenansky's employment agreement, a person's acquiring 20% or more of (a) the outstanding shares of the Common Stock or (b) the combined voting power of the Company's then outstanding securities constitutes a "Change in Control," with certain exceptions.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

  The Company is engaged in a highly competitive and dynamic industry. The Company's success depends in large part on its ability to attract, motivate and retain talented and dedicated senior executives. Andrew Filipowski, the Company's Chief Executive Officer, and the other four executive officers are initial founders or early employees of the Company and constitute the core of senior management that has led the Company from its inception only ten years ago through its many achievements to date. The Compensation Committee believes this management team is responsible, to a significant degree, for the Company's successes to date and deserves to be highly compensated and rewarded for the Company's achievements. The basic philosophy of the Compensation Committee is to provide superior compensation for superior management performance and only average compensation for average performance. The Committee also believes that the Company should continue to provide incentives to this management team to increase stockholder value and to position the Company to meet the challenges of the marketplace in both near- and long-term horizons.

  In setting compensation, individual contributions of particular executives are measured against certain objective factors, as well as subjective factors, which are considered important. Generally, the compensation of all executive officers is comprised of a fixed base salary plus a variable cash incentive award based upon Company performance. In addition, stock options are granted to provide the opportunity for additional compensation based upon the performance of the Company's stock over time.

BASE SALARIES

  In 1991, Messrs. Filipowski, Humenansky and Cullinane entered into employment agreements with the Company. These agreements were amended and restated as of January 1, 1996 with respect to Messrs. Filipowski and Cullinane and October 28, 1997 with respect to Mr. Humenansky. The amended and restated employment agreements provide for initial base salaries of $702,000 and $445,000 for Messrs. Filipowski and Cullinane, respectively, and $508,000 for Mr. Humenansky, and these salaries are subject to upward adjustment by the Compensation Committee. For 1997, the Compensation Committee elected to increase the base salaries of each of Messrs. Filipowski and Cullinane by approximately 10% over the initial base salaries set forth in their respective employment agreements, which amounts they received in 1996. Mr. Humenansky was paid the initial base salary established in his amended and restated employment agreement, which similarly reflected an increase of 10% over the amount he received in 1996. The Compensation Committee also increased the base salaries of the Company's other executive officers by 10% for 1997. The Compensation Committee determined to make these salary increases for Mr. Filipowski and the other executive officers to reflect the Company's growth, and related increases in responsibilities, in the prior year. The increases were also based upon the Compensation Committee's subjective determination that such increases were appropriate to maintain a salary structure competitive with other high growth corporate technology companies. In making this determination, the Compensation Committee relied upon its members' personal knowledge and business experience. The Company did not retain an independent compensation consulting firm for these purposes, in part because the 1997 base salaries represented only a modest increase over the prior year.

CASH INCENTIVE AWARDS

  For 1997, each of the Named Officers, including Mr. Filipowski, was awarded the opportunity to earn quarterly and annual cash incentive awards (bonuses) pursuant to a program established under the Incentive Plan. Under this program, all cash incentive awards were contingent upon the Company's meeting or exceeding certain targets established near the beginning of 1997 for (i) revenues and (ii) earnings per share excluding the effect of certain charges and before payment of executive bonuses ("Adjusted EPS"). The Compensation Committee set different targets for (a) Mr. Filipowski, (b) Messrs. Cullinane and Humenansky and (c) the Company's other executive officers. Because the threshold targets were met, all of the Named Officers received cash incentive awards for 1997. Each of these awards represented a percentage of the particular executive officer's base salary, with the specific percentage being based upon the extent to which the Company exceeded the applicable revenue and Adjusted EPS targets. The Named Officers did not receive any cash incentive awards for 1996, due to the Company's performance in that year.

STOCK OPTIONS

  In addition to cash bonus compensation based upon the Company's performance, the Compensation Committee typically grants stock options on an annual basis to provide long-term incentives to executive officers which are directly tied to the performance of the Company's stock. Stock options are granted at no less than fair market value on the date of grant and are exercisable in annual installments beginning one year after the date of grant. Vesting periods are used to encourage key employees to continue in the employ of the Company and to emphasize long-term performance. The Compensation Committee has historically granted significant options to the Company's key executives based upon its belief that it is necessary in a highly competitive environment to provide key personnel the opportunity for significant continuing equity participation and incentive to create stockholder value over a long-term investment horizon.

  In determining whether to grant options in 1997 to Mr. Filipowski and the Company's other executive officers, the Compensation Committee considered a number of factors, including the Company's performance in 1996 and the total number and value of options (including exercisable and unexercisable options) already held by each of the executive officers, but did not assign any specific weight to any particular factor. After evaluating these factors, the Compensation Committee determined that, except for the Slowey Option, no option awards to the executive officers were necessary in 1997. The Slowey Option was awarded to Mr. Slowey in January 1997 to recognize his contribution to the Company's 1996 growth in software license sales. Other than the Slowey Option, the options reported for 1997 in the tables under "Summary Compensation Table" and "Option Grants in 1997" were awarded by the Compensation Committee in 1996, subject to stockholder approval at the Company's 1997 annual meeting of the Incentive Plan Amendment, which approval was obtained.

COMPLIANCE WITH SECTION 162(M)

  The Compensation Committee currently intends for all compensation paid to the Named Officers to be tax deductible to the Company pursuant to Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) provides that compensation paid to the Named Officers in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee of outside directors and is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by stockholders. Consistent with this intention, the Incentive Plan was submitted and approved by the Company's stockholders, and since such approval, the Compensation Committee has provided all cash incentive award opportunities pursuant to the Incentive Plan. In the future, however, the Board may determine to adopt a compensation program that does not satisfy the conditions of Section 162(m) if in the Board's judgment, after considering the additional costs of not satisfying 162(m), such program is appropriate.

                            COMPENSATION COMMITTEE
                               Steven D. Devick
                                James E. Cowie
                                Arthur P. Frigo

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Cowie, Devick and Frigo were the members of PLATINUM's Compensation Committee during 1997. Mr. Filipowski is an executive officer of Platinum Venture Partners, Inc. ("PVP") and is the sole director of, and makes compensation decisions for, PVP. Mr. Devick is an executive officer of Platinum Entertainment, Inc. ("PEI"), and Messrs. Filipowski, Humenansky and Cullinane, all of whom are executive officers of PLATINUM, are directors of PEI. Messrs. Filipowski and Cullinane are also members of the compensation committee of PEI.

  The Company and Mastering, Inc. ("Mastering") have entered into an Agreement and Plan of Merger dated as of February 18, 1998 (the "Merger Agreement"), pursuant to which the Company has agreed to acquire Mastering. An amendment to the Merger Agreement (the "Amendment") was executed by the parties on April 7, 1998. Mr. Filipowski, the President, Chief Executive Officer and Chairman of the Board of the Company, and Mr. Cowie, a director of the Company, are both also directors of Mastering. Mr. Filipowski holds options to purchase 34,800 shares of common stock of Mastering (which were granted to him in his capacity as a director of Mastering) and, through Platinum Venture Partners I L.P. and Platinum Venture Partners II L.P. (together referred to as the "Platinum Ventures"), indirectly owns approximately 22,000 shares of common stock of Mastering. Mr. Cowie holds options to purchase 34,800 shares of common stock of Mastering (granted to him in his capacity as a director of Mastering). Neither Mr. Filipowski nor Mr. Cowie participated in the original deliberations or vote of the Board of Directors or the board of directors of Mastering with respect to the Merger Agreement. Mr. Filipowski participated in the deliberations of the Board of Directors regarding the Amendment, but excused himself from the vote on the Amendment. Mr. Cowie did not participate in the deliberations or vote of the Board of Directors on the Amendment, and neither Mr. Filipowski nor Mr. Cowie participated in the deliberations or vote of the board of directors of Mastering on the Amendment. The Platinum Ventures own a total of approximately 335,000 shares of common stock of Mastering. Mr. Filipowski is the President, Chief Executive Officer and a stockholder of PVP, the general partner of each of the Platinum Ventures, and is a limited partner of each of the Platinum Ventures. Additionally, each of the other executive officers and directors of the Company indirectly owns shares of common stock of Mastering (collectively totalling more than 20,000 shares).

                               PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Stock Market-U.S. Index and the H&Q Software Sector Index for the last five years. The comparison assumes $100 was invested on December 31, 1992 in the Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Software Sector Index and assumes the reinvestment of all dividends, if any.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  AMONG PLATINUM TECHNOLOGY, NASDAQ-U.S. INDEX AND H&Q SOFTWARE SECTOR INDEX


Measurement Period           PLATINUM       NASDAQ-U.S.    H&Q SOFTWARE
(Fiscal Year Covered)        TECHNOLOGY     INDEX          SECTOR INDEX
-------------------          ----------     -----------    ------------
Measurement Pt-
12/31/92                     $100           $100           $100
FYE 12/31/93                 $ 53.09        $114.80        $107.35
FYE 12/31/94                 $111.73        $112.21        $134.81
FYE 12/31/95                 $ 90.74        $158.70        $193.23
FYE 12/31/96                 $ 67.28        $195.19        $234.89
FYE 12/31/97                 $139.51        $239.53        $284.01

                             CERTAIN TRANSACTIONS

  See the discussion under "Compensation Committee Interlocks and Insider Participation" above for a description of certain transactions involving the Company and its executive officers and directors.

                     SECURITY OWNERSHIP OF MANAGEMENT AND
                            PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of April 15, 1998, unless otherwise indicated below, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each of the Named Officers and (iv) all executive officers and directors of the Company as a group.

                                                            AMOUNT AND
                                                            NATURE OF   PERCENT
                                                            BENEFICIAL    OF
                      NAME AND ADDRESS                     OWNERSHIP(1)  CLASS
                      ----------------                     ------------ -------
   Andrew J. Filipowski(2)................................  4,433,042     6.6%
   T. Rowe Price Associates, Inc.(3)......................  5,741,400     8.9
   The Prudential Insurance Company of America(4).........  5,324,850     8.2
   Jennison Associates Capital Corp.(5)...................  5,261,600     8.1
   Michael P. Cullinane(6)................................    709,742     1.1
   Paul L. Humenansky(7)..................................    706,541     1.1
   Steven D. Devick(8)....................................    108,350       *
   Thomas A. Slowey(9)....................................    285,365       *
   Paul A. Tatro(10)......................................    248,782       *
   Gian Fulgoni(11).......................................     25,966       *
   James E. Cowie(12).....................................     38,966       *
   Arthur P. Frigo........................................     90,200       *
   All Executive Officers and Directors as a Group (9
    persons)(13)..........................................  6,646,954     9.7

--------
*Less than one percent
 (1) Unless otherwise indicated below, the persons in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
 (2) Includes (a) 2,082,500 shares which may be acquired pursuant to the exercise of stock options held by Mr. Filipowski within 60 days of April 15, 1998, (b) 189,000 shares held by a foundation established by Mr. Filipowski and (c) 391,549 shares held by the Platinum Ventures. Mr. Filipowski disclaims beneficial ownership of the shares held by the foundation. Mr. Filipowski disclaims beneficial ownership of the shares held by the Platinum Ventures, except to the extent of his pecuniary interest. The address of Mr. Filipowski is c/o PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181.
 (3) As reported on a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") on February 10, 1998 (the "Price 13G") jointly by T. Rowe Price Associates, Inc. ("Price Associates") and T. Rowe Price Science and Technology Fund, Inc. ("Price Fund"). According to the Price 13G, Price Associates has sole voting power with respect to 156,500 shares and sole dispositive power with respect to all 5,741,400 shares, and Price Fund has sole voting power with respect to 2,500,000 shares. The address of Price Associates and Price Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.
 (4) As reported on a Schedule 13G/A filed with the Commission on February 9, 1998 (the "Prudential 13G") by the Prudential Insurance Company of America ("Prudential"). According to the Prudential 13G, Prudential has sole voting power and sole dispositive power with respect to 6,900 shares, shared voting power with respect to 4,601,650 shares and shared dispositive power with respect to 5,317,950 shares. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102-3777.
 (5) As reported on a Schedule 13G/A filed with the Commission on February 12, 1998 (the "Jennison 13G") by Jennison Associates Capital Corp. ("Jennison"). According to the Jennison 13G, Jennison has sole voting power with respect to 6,600 shares, shared voting power with respect to 4,538,700 shares and shared dispositive power with respect to all 5,261,600 shares. The address of Jennison is 466 Lexington Ave., New York, New York 10017.
 (6) Includes (a) 617,500 shares which may be acquired pursuant to the exercise of stock options held by Mr. Cullinane within 60 days of April 15, 1998 and (b) 6,211 shares allocated to his account under the Company's Stock Purchase Plan.
 (7) Includes (a) 697,500 shares which may be acquired pursuant to the exercise of stock options held by Mr. Humenansky within 60 days of April 15, 1998 and (b) 5,364 shares allocated to his account under the Company's Stock Purchase Plan.
 (8) Includes 15,966 shares which may be acquired pursuant to the exercise of stock options held by Mr. Devick within 60 days of April 15, 1998.
 (9) Includes (a) 281,000 shares which may be acquired pursuant to the exercise of stock options held by Mr. Slowey within 60 days of April 15, 1998 and (b) 3,167 shares allocated to his account under the Company's Stock Purchase Plan.
(10) Includes (a) 207,782 shares which may be acquired pursuant to the exercise of stock options held by Mr. Tatro within 60 days of April 15, 1998, and (b) 41,000 shares held as co-trustee, with his wife, of trusts for their benefit.
(11) Represents shares which may be acquired pursuant to the exercise of stock options held by Mr. Fulgoni within 60 days of April 15, 1998.
(12) Includes 15,966 shares which may be acquired pursuant to exercise of stock options held by Mr. Cowie within 60 days of April 15, 1998.
(13) Includes 3,950,780 shares which may be acquired pursuant to the exercise of stock options within 60 days of April 15, 1998.

                                PROPOSAL NO. 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Company's Board of Directors, upon the recommendation of the Company's Audit Committee, has appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending December 31, 1998. KPMG Peat Marwick LLP has acted as auditors for the Company since 1987.

  The Board has determined to afford stockholders the opportunity to express their opinions on the matter of auditors and, accordingly, is submitting to stockholders at the Annual Meeting a proposal to ratify the Board's appointment of KPMG Peat Marwick LLP. If a majority of the shares voted affirmatively or negatively at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of KPMG Peat Marwick LLP, the Board of Directors will interpret this as an instruction to seek other auditors.

  It is expected that representatives of KPMG Peat Marwick LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY'S FINANCIAL STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                             MISCELLANEOUS MATTERS

  SOLICITATION. The cost of this proxy solicitation will be borne by the Company. The Company has engaged a proxy solicitation firm, Morrow & Co., Inc., to assist in the required search for beneficial owners of the Common Stock and in the distribution of proxy materials. The Company may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at the Company's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

  PROPOSALS OF STOCKHOLDERS. Proposals of stockholders for presentation at the Company's 1999 annual meeting of stockholders (the "1999 Annual Meeting") must be received by the Secretary of the Company no later than December 21, 1998 to be considered for inclusion in the Company's proxy statement and proxy for the 1999 Annual Meeting.

  ADDITIONAL INFORMATION. The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for its year ended December 31, 1997, as filed with the Commission, upon the written request of any person who is a stockholder as of the Record Date. Requests for such materials should be directed to PLATINUM technology, inc., 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, Attention: Investor Relations.

                                          By order of the Board of Directors

                                          /s/ Larry S. Freedman
                                          Larry S. Freedman
                                          Senior Vice President, General
                                           Counsel and Secretary

Oakbrook Terrace, Illinois
April 20, 1998

PROXY                                                                      PROXY
                          PLATINUM TECHNOLOGY, INC.
                            1815 SOUTH MEYERS ROAD
                       OAKBROOK TERRACE, ILLINOIS 60181

   PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 1998
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned stockholder(s) hereby appoints Andrew J. Filipowski and Michael P. Cullinane, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of PLATINUM technology, inc. ("PLATINUM") held of record by the undersigned as of March 23, 1998 which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on May 19, 1998 at the principal executive offices of PLATINUM, 1815 South Meyers Road, Oakbrook Terrace, Illinois 60181, at 10:00 a.m., Chicago time, and at any adjournments thereof.

 THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                  ENVELOPE.

           (Continued and to be signed and dated on reverse side.)

                           PLATINUM TECHNOLOGY, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [x]

[                                                                              ]


 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES
                    LISTED IN PROPOSAL 1 AND FOR PROPOSAL.

1. Election of Directors (terms to expire in 2001)
   Nominees:  Arthur P. Frigo    Gian Fulgoni

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE.

                                              For All
                                             Except As
                              Withhold       Marked to
                     For      Authority         the
                     All       For All       Contrary
                     [_]         [_]            [_]



2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of PLATINUM's financial statements.

                     For       Against        Abstain
                     [_]         [_]            [_]

3. Each of the persons named as proxies herein is authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting.

   MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW. [_]

This Proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership or limited liability company, please print full partnership or limited liability company name and indicate capacity of duly authorized person executing on behalf of the partnership or limited liability company.

Signature(s)____________________________________________________________________

________________________________________________________________________________

     Date _______________________________________________________________ , 1998